December 3, 1999

Jon Arnold
Shaw's Supermarkets
140 Laurel St.
E. Bridgewater, MA 02333

Dear Jon:

As we discussed, the following will serve to formalize our agreement with regard to exclusivity for Shaw's. Please review and initial at the bottom of the page if you are in agreement.

1. The definition of exclusivity will consist of two components: (1) Any product brought to market by SafeScience, Inc. and (2). The brand name "SafeScience".

2. Shaw's will have supermarket channel exclusivity throughout New England for as long as they stock these lines. New England will be defined as the states of Maine, New Hampshire, Vermont, Massachusetts, Connecticut and Rhode Island. This exclusivity will pertain to all supermarket retailers doing business in New England, including retailers whose base is outside New England but have stores which spill-in to the region. (Except that SafeScience will have the right to sell to supermarkets whose base is outside New England if they agree not to place the products into their New England stores).

3. Shaw's may grant an exception to supermarket channel exclusivity, especially for retailers with minimal numbers of stores in the region. SafeScience must make a written request for all exceptions and provide store locations to Shaw's. However, Shaw's is not obligated to grant any such requests for exclusivity.

4. Shaw's will have a six-month exclusivity for all retail channels, for the six months September 1, 1999 to February 28, 2000. This would exclude all existing distribution such as CVS, BJ's Wholesale Club and small hardware/home center outlets.

5. Exclusivity is not transferable to other markets, should Sainsbury purchase additional retailers.

6. Shaw's will have the right of first refusal on any new SafeScience products. If Shaw's does not exercise this right within 90 days, SafeScience has the right to market this technology to any New England supermarkets but cannot use the SafeScience brand name as the brand.

SafeScience:           /s/ Richard Salter                           Date:3/3/00
                       ----------------------------------------          ------


Shaw's:      /s/ Illegible                                          Date:12/3/99
             --------------------------------------------------          -------